SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2007

(Exact name of registrant as specified in Charter)

Delaware	0-8092	94-1620407

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of Principal Executive Offices)

650-212-2568
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 11, 2007 the board of directors of OXIS International, Inc. (the “Company”) appointed Matthew Spolar to the Company’s board of directors. In consideration for his services as a director, Mr. Spolar will be eligible to receive annual automatic option grants to purchase up to 5,000 shares of Company common stock, under the Company’s 2003 Stock Incentive Plan, until otherwise determined by the board. In addition, on January 11, 2007 the board of directors authorized an initial option grant to Mr. Spolar for the purchase of up to 30,000 shares of common stock, with an exercise price based on the quoted price of the Company’s common stock on January 10, 2007. A copy of the option agreement between the Company and Mr. Spolar is included as Exhibit 99.1 to this current report on Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 11, 2007, the board of directors of OXIS International, Inc. (the “Company”) appointed Matthew Spolar to the Company’s board of directors. In connection with the appointment of Mr. Spolar, the board of directors has fixed the number of authorized directors at six (6).

There are no arrangements or understandings between Mr. Spolar and any other persons pursuant to which Mr. Spolar was selected as a director.

Other than a stock option grant to Mr. Spolar for the purchase of up to 30,000 shares of Company common stock, issued in connection with his appointment to the board of directors of the Company (described in Item 1.01 of this current report on Form 8-K), there have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Spolar, or any member of his immediate family, has or will have a direct or indirect material interest.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 11, 2007, the board of directors of the Company approved an amendment to the Company’s bylaws to fix the number of authorized directors at six (6), effective on January 11, 2007.

Item 9.01	Financial Statement and Exhibits.

Exhibit Number	Description

99.1	Stock Option Grant - Matthew Spolar
99.2	Press Release dated January 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OXIS INTERNATIONAL, INC.

By:	/s/ Marvin S. Hausman
Marvin S. Hausman
Chief Executive Officer

Dated:  January 18, 2007